Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)


                                       Three Months Ended    Six Months Ended
                                           June 30,              June 30,

                                        2006     2005        2006     2005

Earnings (loss):
 Earnings (loss) before income taxes    $  291   $   58      $  199   $ (104)

 Add:  Total fixed charges (per below)     489      438         973      891

 Less:  Interest capitalized                 7       24          14       47
   Total earnings before income taxes   $  773   $  472      $1,158   $  740

Fixed charges:
 Interest                               $  245   $  208      $  490   $  428

 Portion of rental expense
  representative of the interest
  factor                                   225      212         443      428

 Amortization of debt expense               19       18          40       35
   Total fixed charges                  $  489   $  438      $  973   $  891

 Ratio of earnings to fixed charges       1.58     1.08        1.19        -


 Coverage deficiency                   $     -   $    -      $     -  $  151